COPYRIGHT ASSIGNMENT
(Website)

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Healthscape, Inc., a Delaware corporation whose last business address was 1968 West El Camino Real, Mountain View CA having a mailing address in care of Penne Stockinger, 345 Greenoaks Drive, Atherton, CA 94027 (hereinafter called "Assignor"), Assignor hereby agrees as follows:

  Assignor hereby irrevocably sells, assigns, and transfers, absolutely and forever, to VirtualSellers.com, Inc., of Chicago, Illinois (hereinafter called "Assignee") all right, title and interest throughout the world in and to the Corporate Website and Beta Website described in the Registration Certificate attached hereto as Exhibit A (hereinafter called the "Work"), including:

    all rights of copyright arising in respect of the Work throughout the world;

    the graphic design and all sketches and work product relating thereto;

    the right to sue for past infringement thereof; and

    all other rights therein of every kind now or hereafter known or recognized, including, but not limited to, the right to use the Work as a trade-mark.

  Without limiting the generality of the foregoing, Assignor hereby sells, assigns, and transfers, absolutely and forever, for Assignee's sole benefit and its sole discretion:

    the right to make adaptations to versions of the Work or any part thereof for any purpose whatsoever including, without limitation, the right to create converted works by reproducing the Work into any form or medium now known or hereafter to become known, including but not limited to, all formats of electronic, magnetic, digital, laser or optical-based media ("Converted Works");

    the right to produce, transmit, exhibit, and exploit such adaptations or versions, or cause the same to be produced, transmitted or exploited by any means or devices whatsoever now or hereinafter known;

    the right to use the Work and the Converted Works in whole or in part, to arrange, modify, and change the same, and add to or subtract therefrom;

    the right to apply for registration of copyright in the Work and the Converted Works and any adaptation or version thereof in Canada or elsewhere in Assignee's name or otherwise;

    the right to use the Work and the Converted Works on product labels, in advertisements and promotional literature and otherwise to use the Work and the Converted Works for purposes of trade; and

    the right to use the Work and the Converted Works with any title that Assignee deems appropriate.

  Assignor represents and warrants to Assignee that the Work was created by Assignor, that the Work is an original work and does not infringe upon any copyright or other proprietary right of any third party, that Assignor is the sole and exclusive owner of the Work and has not assigned or encumbered the Work in any way, and that Assignor has the full power and authority to execute this Assignment.

  Assignor hereby irrevocably waives, forfeits, relinquishes and abandons in favour of Assignee (collectively, the "Waiver"), all moral rights including, without limitation, the right to the integrity of the Work and the Converted Works and the right to be associated with the Work and the Converted Works. Assignor acknowledges that Assignee shall own and possess all right, title and interest to the Work and the Converted Works, and Assignor disclaims any and all proprietary interest therein.

  Assignor shall execute and deliver any and all further documents and assurances that Assignee may deem necessary or expedient to effect the purposes and intent of this Assignment.

  Assignor hereby irrevocably appoints Assignee its true and lawful attorney-in-fact to institute and prosecute for Assignee's sole benefit such proceedings as it may deem expedient and necessary to protect the rights herein granted. Assignee may sue in its own name or in Assignor's name and at its option may join Assignor as a plaintiff or defendant in any such action.

  Assignor shall indemnify and save harmless Assignee, its successors, assigns and licensees, from any and all costs, losses and liabilities arising out of any breach of this Assignment by Assignor.

  This Assignment shall be binding upon Assignor and its successors and assigns and shall enure to the benefit of Assignee and its successors, assigns and licensees.

  This Assignment is governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed this 26th day of June, 2001.

Healthscape, Inc. By: /s/ Penne Stockinger Penne Stockinger, its President	) ) ) ) ) ) ) ) ) ) ) ) )

CONSENTED AND AGREED TO:

VirtualSellers.com, Inc.

Per: /s/ Robert E. Watson
Authorized Signatory

EXHIBIT A

Copy of Copyright Registration Certificate